FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. ANNOUNCES EXECUTIVE CHANGE

CRANBURY, New Jersey – (March 21, 2016) – Innophos Holdings, Inc. (NASDAQ: IPHS), today announced that it has initiated a search for a new Chief Legal Officer to succeed William Farran, Senior Vice President, Chief Legal Officer and Corporate Secretary, who has left the Company after 29 years of dedicated service. In the interim, Joshua Horenstein, General Counsel for Specialty Ingredients and Nutrition, will serve as acting Chief Legal Officer and Corporate Secretary.

“We thank Bill for his contributions over the years and wish him well in his future endeavors,” said Kim Ann Mink, Ph.D., Chief Executive Officer.

Mr. Horenstein has served as General Counsel for Specialty Ingredients and Nutrition since October 2015. Mr. Horenstein joined Innophos in 2010 as Corporate Counsel and M&A Attorney and has since held various legal positions of increasing responsibility. Before joining Innophos, Mr. Horenstein practiced law at several leading law firms, including Ballard Spahr, LLP, Pepper Hamilton, LLP and Flaster/Greenberg P.C. and was also Vice President and Chief Legal Officer at Rock Your Phone, Inc., a technology start-up company.

About Innophos Holdings, Inc.

Innophos is a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets. Innophos combines more than a century of experience in specialty phosphate manufacturing with a growing capability in a broad range of other specialty ingredients to supply a product range produced to stringent regulatory manufacturing standards and the quality demanded by customers worldwide. Innophos is continually developing new and innovative specialty ingredients addressing specific customer applications and supports these high-value products with industry-leading technical service. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Ogden, UT; North Salt Lake, UT; Paterson, NJ; Green Pond, SC; Port Maitland, ON (Canada); Taicang (China); Coatzacoalcos, Veracruz and San Jose de Iturbide (Mission Hills), Guanajuato (Mexico). For more information please visit www.innophos.com. 'IPHS-G'

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos' products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon suppliers; and other risks. For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Contact Information

Innophos Holdings, Inc.                 FTI Consulting, Inc.
Investor Relations: (609) 366-1299            Bryan Armstrong
investor.relations@innophos.com             (312) 553-6707